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Limoneira Company Announces Fourth Quarter and Fiscal Year 2010 Financial Results

  -     Fourth quarter revenue increased 36% to $12.5 million –

  -    Fiscal year 2010 revenue increased 56% to $54.3 million –

  -    Fiscal Year operating income grew 142% to $3.1 million, driven primarily by agribusiness  –

  -    Adjusted EBITDA improved to $8.6 million –

  -     Generated positive cash flow from operating activities of $7.1 million in 2010 –

Santa Paula, CA., January 26, 2011 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights throughout California, today reported financial results for the fourth quarter and fiscal year ended October 31, 2010.

Fiscal Year 2010 Fourth Quarter Results

For the fourth quarter of fiscal year 2010, revenue increased 36% to $12.5 million, compared to revenue of $9.2 million in the fourth quarter of the previous fiscal year.  All three of the Company’s main revenue sources—agriculture, rental operations, and real estate development—contributed to this period-over-period revenue growth.  Agriculture revenue was $8.3 million, compared to $8.2 million in the fourth quarter last year.  Rental revenue was $1.1 million in the fourth quarter, up from $1.0 million in the fourth quarter last year.  Real estate development revenue increased to $3.0 million, compared to $15,000 in the fourth quarter last year.  Real estate development realized sales in the fourth quarter primarily attributable to the Company’s sale of its Cactus Wren property in Arizona in August, 2010.

Fourth quarter 2010 agriculture revenue is comprised of $5.0 million in lemon sales compared to $4.9 million during the same period of fiscal year 2009, $0.9 million of avocado revenue compared to $1.4 million in the same period of fiscal year 2009, $1.2 million of orange and specialty crop revenues compared to $1.1 million in the same period of fiscal year 2009, and $1.2 million in citrus products revenue compared to $0.8 million in the same period of fiscal year 2009. The fluctuation in revenues is generally due to the normal volatility of agriculture production, except for the increase in citrus products revenue, which reflects stronger pricing in the juice and products market in fourth quarter 2010 as compared to the fourth quarter of fiscal year 2009.

Costs and expenses for the fourth quarter of fiscal year 2010 were $14.6 million compared to $13.7 million in the fourth quarter last fiscal year.  The year-over-year increase in operating expenses reflects higher selling, general and administrative expenses due to ongoing costs associated with being a newly publicly traded company and employee incentive compensation of approximately $0.6 million due to stronger fiscal year 2010 operating results, both of which did not occur in the fourth quarter of fiscal year 2009.  Fourth quarter of fiscal year 2010 operating expenses also include $3.0 million associated with the sale of the Company’s Cactus Wren property.  These higher SG&A and real estate development costs were partially offset by lower impairment charges of real estate development assets of $4.3 million in the fourth quarter of fiscal year 2010 compared to the fourth quarter of the prior fiscal year, due to the slowing decline in real estate values.

Operating loss for the fiscal year 2010 fourth quarter was $2.1 million, compared to $4.6 million in the fourth quarter of the previous fiscal year.

The Company generated Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization, and non-cash impairment charges on real estate development) in the fourth quarter of fiscal year  2010 of $654,000, compared to $5.0 million in the fourth quarter of the previous fiscal year.  A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

Fiscal Year 2010 Results

For the fiscal year ended October 31, 2010, revenue increased by 56% to $54.3 million from $34.8 million during fiscal year 2009.  The increase was driven by growth in all three of the Company’s main revenue sources: agriculture revenue increased to $47.0 million, compared to $31.0 million last year; rental revenue increased to $4.0 million compared to $3.8 million last year; and real estate development revenue increased to $3.3 million, compared to $39,000 last year.   Operating income for fiscal year 2010 was $3.1 million, compared to an operating loss of $7.5 million in the same period last year.  Fiscal year 2010 operating income includes charges of $2.4 million attributable to impairments of certain of the Company’s real estate development assets.  Fiscal year 2009 operating loss includes $6.2 million of charges attributable to impairments of the Company’s real estate development assets. The year-over-year improvement in asset impairment charges reflects slowing rates of decline in real estate values over the course of the past year.

Net income applicable to common stock, after preferred dividends for fiscal year 2010 was $61,000 or $0.01 per share, compared to a net loss of $3.1 million or ($0.28) per share, in the same period last fiscal year. Adjusted EBITDA for fiscal year 2010 was $8.6 million, compared to $4.1 million in fiscal year 2009.  A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased with our fourth quarter results, which marks a solid finish to a very exciting year for Limoneira.  In fiscal year 2010, we achieved solid revenue, operating income and net income growth, as well as strong cash flow from operations.  Our agribusiness in fiscal year  2010 benefitted from year-over-year growth in all of our crop varieties, reflecting favorable harvest conditions in addition to growing global demand; our avocado business was extremely strong, as avocado revenue increased 188% compared to last fiscal year.  Our overall revenue also benefitted from improved real estate revenue due to the sale of the Cactus Wren project in Arizona, which enabled us to reduce debt in the fourth quarter.”

Mr. Edwards continued, “In addition to our improved financial results, we are proud of the accomplishments of our business in fiscal year 2010 and are encouraged by our positive momentum as we begin fiscal year 2011.  In May, we listed our common stock on the NASDAQ Global Market, and as previously announced, beginning on November 1, 2010, we implemented a direct selling and marketing strategy for our lemon business, which will enable us to achieve improved efficiencies throughout our distribution channel and establish global recognition of the Limoneira brand.  We are pleased with the initial success of this new initiative and look forward to incremental improvements being reflected in our financial results throughout fiscal year 2011.”

Mr. Edwards concluded, “We are excited about the opportunities ahead for Limoneira in fiscal year 2011 and beyond.  We will remain diligently focused on expanding our core agribusiness, and we will continue to capitalize on opportunities to monetize our real estate investments.   Limoneira is well-positioned to make solid progress in our business during the coming quarters and improve our top and bottom line results and enhance our shareholder value.”

Balance Sheet and Liquidity

During the fourth quarter of fiscal year 2010, the Company decreased its long-term debt by $6.0 million.  The Company had a working capital of $1.1 million as of October 31, 2010, compared to $2.4 million as of October 31, 2009.  Net cash provided by operating activities during fiscal year October 31, 2010 was $7.1 million, compared to a net use of cash from operating activities of $1.0 million during fiscal year 2009.

Real Estate Development

During the fourth quarter and fiscal year ended October 31, 2010, the Company continued to execute its real estate development strategy capitalizing development costs of $1.0 million and $3.7 million, respectively.  During the same periods in fiscal year 2009, the Company capitalized real estate development costs of $0.8 million and $5.1 million, respectively.

As previously announced, in August 2010, the Company sold one of its Arizona properties, Cactus Wren, for $3.0 million cash; realizing net cash of $2.8 million after selling and other closing costs.  The Company recognized an impairment charge of $0.5 million in the third quarter in connection with the sale in the fourth quarter of fiscal year 2010.  The Company used the funds received from the transaction to pay down debt.

Recent Business Highlights

As previously announced, effective November 1, 2010, the Company began implementing its strategic decision to increase its brand exposure in agribusiness by marketing and selling its lemons directly to foodservice, wholesale and retail customers around the world. The Company has added its commercial lemons to its existing specialty lemon sales, completing the value chain from tree to customer, with a new marketing and selling strategy.  The initial results of the direct lemon sales strategy have shown improvement in fresh utilization and customer acceptance of Limoneira brands in the market place.

About Limoneira Company

Limoneira Company, a 117-year old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 7,300 acres of rich agricultural lands, real estate properties and water rights throughout California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world.  For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements.   Actual results may differ materially from those expressed or implied in the forward-looking statements.  Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to:  changes in laws, regulations, rules, quotas, tariffs, and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company; and market and pricing risks due to concentrated ownership of stock.  Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov.  Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis.  Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.  EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

Years Ended October 31, 2010 and 2009
	2010	2009
Net income (loss)	$323,000	$(2,877,000)
Total interest expense	3,619,000	692,000
Income taxes	(72,000)	(2,291,000)
Depreciation and amortization	2,337,000	2,323,000
EBITDA	6,207,000	(2,153,000)
Impairments of real estate development assets	2,422,000	6,203,000
Adjusted EBITDA	$8,629,000	$4,050,000

Fourth Quarter Fiscal Years 2010 and 2009
	2010	2009
Net income (loss)	$(1,572,000)	$(1,110,000)
Total interest expense	823,000	188,000
Income taxes	(1,115,000)	(891,000)
Depreciation and amortization	613,000	621,000
EBITDA	(1,251,000)	(1,192,000)
Impairments of real estate development assets	1,905,000	6,203,000
Adjusted EBITDA	$654,000	$5,011,000

Limoneira Company
Consolidated Balance Sheets

	October 31,
	2010	2009
Current assets:
Cash	$258,000	$603,000
Accounts receivable, net	3,390,000	3,735,000
Notes receivable - related parties	33,000	1,519,000
Cultural costs	1,059,000	858,000
Prepaid expenses and other current assets	1,244,000	894,000
Income taxes receivable	1,241,000	-
Current assets of discontinued operations	168,000	9,000
Total current assets	7,393,000	7,618,000

Property, plant and equipment, net	53,283,000	53,817,000
Real estate development	68,412,000	53,125,000
Assets held for sale	-	6,774,000
Equity in investments	9,057,000	1,635,000
Investment in Calavo Growers, Inc.	14,564,000	11,870,000
Notes receivable - related parties	60,000	284,000
Notes receivable	2,154,000	2,000,000
Other assets	4,515,000	4,307,000
Non-current assets of discontinued operations	253,000	438,000
Total Assets	$159,691,000	$141,868,000
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,031,000	$1,669,000
Growers payable	871,000	988,000
Accrued liabilities	2,776,000	2,065,000
Current portion of long-term debt	626,000	465,000
Current liabilities of discontinued operations	34,000	2,000
Total current liabilities	6,338,000	5,189,000
Long-term liabilities:
Long-term debt, less current portion	85,312,000	69,251,000
Deferred income taxes	8,697,000	8,764,000
Other long-term liabilities	7,248,000	6,903,000
Total long-term liabilities	101,257,000	84,918,000
Commitments and contingencies
Stockholders' equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at October 31, 2010 and 2009) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares authorized: -0- issued or outstanding at October 31, 2010 and 2009)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 11,194,460 and 11,262,880 shares issued and outstanding at October 31, 2010 and 2009, respectively)	112,000	113,000
Additional paid-in capital	34,735,000	34,718,000
Retained earnings	15,044,000	16,386,000
Accumulated other comprehensive loss	(795,000)	(2,456,000)
Total stockholders' equity	52,096,000	51,761,000
Total Liabilities and Stockholders' Equity	$159,691,000	$141,868,000

Limoneira Company
Consolidated Statements of Operations

	Three months ended October 31,		Years ended October 31,

	2010	2009	2010	2009
Revenues:
Agriculture	$8,345,000	$8,176,000	$47,034,000	$31,033,000
Rental	1,095,000	987,000	3,976,000	3,766,000
Real estate development	3,043,000	15,000	3,274,000	39,000
Total revenues	12,483,000	9,178,000	54,284,000	34,838,000
Costs and expenses:
Agriculture	6,221,000	5,154,000	31,457,000	27,281,000
Rental	548,000	516,000	2,173,000	2,061,000
Real estate development	3,299,000	85,000	4,416,000	318,000
Impairment of real estate assets	1,905,000	6,203,000	2,422,000	6,203,000
Selling, general and administrative	2,626,000	1,779,000	10,694,000	6,469,000
(Gain) loss on disposals/sales of assets	(1,000)	7,000	(1,000)	10,000
Total costs and expenses	14,598,000	13,744,000	51,161,000	42,342,000
Operating income (loss)	(2,115,000)	(4,566,000)	3,123,000	(7,504,000)
Other income (expense):
Interest expense	(376,000)	(188,000)	(1,632,000)	(692,000)
Interest expense related to derivative instruments	(447,000)	-	(1,987,000)	-
Gain on sale of stock in Calavo Growers, Inc.	-	2,729,000	-	2,729,000
Interest income	28,000	48,000	113,000	225,000
Other income (expense), net	(22,000)	(32,000)	332,000	256,000
Total other (expense)	(817,000)	2,557,000	(3,174,000)	2,518,000
Income (loss) from continuing operations before income tax (provision) benefit and equity in earnings (losses) of investments	(2,932,000)	(2,009,000)	(51,000)	(4,986,000)
Income tax (provision) benefit	1,115,000	891,000	72,000	2,291,000
Equity in earnings (losses) of investments	270,000	13,000	345,000	(170,000)
Income (loss) from continuing operations	(1,547,000)	(1,105,000)	366,000	(2,865,000)
Loss from discontinued operations, net of income taxes	(25,000)	(5,000)	(43,000)	(12,000)
Net income (loss)	(1,572,000)	(1,110,000)	323,000	(2,877,000)
Preferred dividends	(65,000)	(65,000)	(262,000)	(262,000)
Net income (loss) applicable to common stock	$(1,637,000)	$(1,175,000)	$61,000	$(3,139,000)
Per common share basic:
Continuing operations	$(0.14)	$(0.10)	$0.01	$(0.28)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Basic net income (loss) per share	$(0.14)	$(0.10)	$0.01	$(0.28)
Per common share-diluted:
Continuing operations	$(0.14)	$(0.10)	$0.01	$(0.28)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Diluted net income (loss) per share	$(0.14)	$(0.10)	$0.01	$(0.28)
Dividends per common share	$0.03	$0.03	$0.13	$0.06
Weighted-average shares outstanding-basic	11,194,000	11,263,000	11,210,000	11,242,000
Weighted-average shares outstanding-diluted	11,194,000	11,263,000	11,251,000	11,242,000